Exhibit 23.1

                  Consent of Independent Certified Public Accountants


     We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-34941 and Form S-4 No. 333-42039) and in the related Prospectuses of Hvide Marine Incorporated and in the Registration Statements (Form S-8 Nos. 333-19543 and 333-17621) pertaining to the Retirement Plan and Trust, Stock Option Plan for Directors, Equity Ownership Plan and 1996 Employee Stock Purchase Plan of Hvide Marine Incorporated of our report dated February 19, 1998 (except for the third paragraph of Note 18, as to which the date is March 16, 1998), with respect to the consolidated financial statements of Hvide Marine Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


                                              /s/ Ernst & Young LLP


Miami, Florida
March 26, 1998